UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 17, 2008

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) Effective September 17, 2008, Office Depot, Inc. (the “Company”) entered into a Change in Control Agreement with Michael D. Newman (the “Executive”), the Company’s Executive Vice President and Chief Financial Officer (the “Agreement”). The Agreement is consistent with agreements relating to change in control entered into between the Company and certain other named executive officers.

The Agreement provides that the Company will employ the Executive for a period of one year from the date on which a Change in Control (as defined below) has occurred (the “Employment Period”). During the Employment Period, the Executive shall receive a base salary, calculated by multiplying twelve times the highest monthly base salary earned by the Executive during his employment, and car allowance paid or payable to the Executive in an amount equal to the allowance paid during the twelve-month period immediately preceding the month in which the Change in Control occurs. The Executive will also be awarded an annual bonus equal to no less than the Executive’s highest bonus earned during his employment. During the Employment Period, the Executive shall also be eligible to participate in the Company’s incentive plans, savings plans and welfare benefit plans.

The following conditions constitute a “Change in Control” under the Agreement:

•

the acquisition by an individual, entity or group of 20% or more of either (i) the Company’s then-outstanding common stock or (ii) the combined voting power of the Company’s then-outstanding voting securities; or

•	the directors in office as of the date of the Agreement, cease to constitute at least a majority of the Board of Directors; or

•

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (the “Business Combination”). However, a change in control is not triggered if following the Business Combination (i) the Company’s then-existing shareholders continue to hold more than 80% of the common stock and of the combined voting power of the new corporation, (ii) no one directly or indirectly owns 20% or more of the then-outstanding common stock or of the combined voting power of the new corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the new corporation’s directors were members of the Board of Directors at the time of the execution of the initial agreement providing for such Business Combination; or

•	complete liquidation or dissolution of the Company as approved by the Company’s shareholders.

The Agreement provides for payments to the Executive in the event the Executive is terminated during the Employment Period for “cause” (as defined in the Agreement) or in the event of death, disability or resignation for “good reason” (as defined in the Agreement). In the event that the Executive is terminated other than for cause, the Executive is entitled to receive his base salary through the date of termination and a pro-rata portion of the greater of (i) the annual bonus paid or payable for the most recently completed fiscal year during the Employment Period or (ii) the highest annual bonus earned for the last three full fiscal years prior to the Change in Control (the greater amount of (i) and (ii) being referred to as the “Highest Annual Bonus”). In addition, the Executive will also receive a lump sum payment equal to two times the sum of (i) his annual base salary and (ii) the Highest Annual Bonus. The Executive will receive the same payments in the event of the Executive’s death or disability during the Employment Period. The Agreement further provides that if, during the Employment Period, the Company terminates the Executive’s employment for cause or, if the Executive exercises his right to terminate his employment without good reason, then the Executive is entitled to receive his base salary through the date of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: October 7, 2008	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel & Corporate Secretary